Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
Founded 1866

Exhibit 23.1

CONSENT OF COUNSEL

We hereby consent to all references to our firm under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in this Post-Effective Amendment No. 3 to Form S-1 Registration Statement (Reg. No. 333-175052), as filed with the United States Securities and Exchange Commission on or about April 24, 2014, and the related Prospectus of Seneca Global Fund, L.P.

/s/ Sidley Austin LLP

April 24, 2014

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships